Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of The Lovesac Company on Form S-1 of our report dated April 20, 2018, except for the last two paragraphs of Note 12, as to which the date is May 23, 2018, with respect to our audits of the consolidated financial statements of The Lovesac Company as of February 4, 2018 and January 29, 2017 and for the fiscal years then ended appearing in the registration statement on Form S-1 (File No. 333-224358) of The Lovesac Company.

Marcum llp

Hartford, CT

June 27, 2018